Aebi Schmidt Holding AG Lindbergh-Allee 1 | CH-8152 Glattpark

EXHIBIT 10.18

Steffen Schewerda Per email	Glattpark, 4 December 2025

Subject: compensation adjustment

Dear Steffen,

As discussed and formally approved during the recent Board of Directors meeting on December 2nd, we are pleased to inform your salary adjustment, effective as of January 1st, 2026.

Your new total annual compensation will be USD 1’100’000, divided into the following components:

Base salary:     USD 550’000
Cash bonus:     USD 300’000
Equity bonus:     USD 250’000

We sincerely appreciate your continued dedication and commitment to the success of our company.

Best regards,

/s/ Andreas Rickenbacher Andreas Rickenbacher Chairman HR Committee	/s/ Barend Fruithof Barend Fruithof Group CEO